Exhibit 10.21

[IHS GROUP LOGO]

January  26, 2005

Mr. Charles Picasso
420 Adams Street
Denver, CO 80206

Dear Charles:

This letter is to confirm that you will be the primary user of the Cherry Creek Country Club.  IHS Inc. will pay for the membership deposit and the monthly family dues while you are employed by IHS Inc.  At such time that you leave the employment of IHS Inc. for any reason, the membership will revert back to the company.

Sincerely

/s/ Susan Auxer
Susan Auxer
Sr. Vice President